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                               HALE AND DDORR LLP
                               Counsellors at Law

                  60 State Street, Boston, Massachusetts 02109
                         617-526-6000 o fax 617-526-5000


                                                            Jane B. Eiselein
                                                              617-526-6857
                                                      jane.eiselein@haledorr.com



                                           February 14, 1997

BY ELECTRONIC SUBMISSION

Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

    Re:      Great Bay Power Corporation
             Registration No. 33-88232
             Deregistration Statement on Form 15

Dear Sir or Madam:

     On behalf of BayCorp Holdings, Ltd., a Delaware corporation, as successor issuer to Great Bay Power Corporation, a New Hampshire corporation, filed herewith is a Form 15, Certification and Notice of Termination of Registration Under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 18(d) of the Securities Exchange Act of 1934.

     If you have any questions or require additional information, please telephone either the undersigned or David E. Redlick of this firm at (617) 526-6000.


                                                    Very truly yours,

                                                    /s/ Jane B. Eiselein

                                                    Jane B. Eiselein


Enclosure
cc:      Frank W. Getman Jr., Esq.
         David E. Redlick, Esq.



Washington, DC                     Boston, MA                        London, UK*
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              HALE AND DORR LLP INCLUDES PROFESSIONAL CORPORATIONS
  *BROBECK HALE AND DORR INTERNATIONAL (AN INDEPENDENT JOINT VENTURE LAW FIRM)